Exhibit 10.19

29 June 2016

Genco Shipping & Trading Limited. (“Genco”)

Attn:  John Wobensmith, New York, NY, 10022

Re:        Term sheet in respect of a supplemental agreement (the "Supplemental Agreement") to the Facility Agreement dated 4 November 2015 (as amended, supplemented or modified, the "Facility Agreement") to be made between each of the entities party thereto as Borrowers (each, a “Borrower” and collectively, the “Borrowers”), Genco Holding Limited, as Guarantor, the financial institutions party thereto as lenders (together, the "Lenders"), Hayfin Services LLP as agent of the Finance Parties (the “Agent”) and Hayfin Services LLP as security agent.

Dear Mr Wobensmith,

We are pleased to submit herewith a committed term sheet (the "Term Sheet") in respect of the Supplemental Agreement which will be arranged by the Agent, subject to documentation acceptable to the Lenders, a closing on or before September 30, 2016 and each of the other conditions set out herein.

All words and expressions defined in the Facility Agreement and the Term Sheet shall have the same meaning when used in this Commitment Letter (as defined below) unless otherwise defined herein or the context otherwise requires.

Please note that those matters which are not covered herein (this commitment letter, together with the Term Sheet, the “Commitment Letter”) are subject to mutual agreement of the parties hereto or thereto, as applicable.  The terms and conditions of the Commitment Letter may be modified only in writing signed by each of the parties hereto or thereto, as applicable.

In countersigning this letter where indicated below, you hereby make the representations and warranties set out in paragraphs (a) to (c) of Clause 19.11 (No misleading information) of the Facility Agreement as if reference to “Relevant Documents” therein includes this letter.

The Finance Parties' willingness to enter into the Supplemental Agreement is subject to the satisfaction or waiver of the following:

(a)          compliance by you with the terms of the Commitment Letter;

(b)          since 31 December 2015, there not occurring or becoming known to the Finance Parties any condition or circumstance which the Finance Parties shall determine has had, or could reasonably be expected to have, a material adverse effect on the Equity Raise, and the amendment and/or refinancing of the Group’s loan facilities or on the business, property, assets, condition (financial or otherwise) or prospects of (x) the Vessels, (y) the Borrowers and Holdco taken as a whole or (z) the Group taken as a whole;

(c)          the negotiation, execution and delivery of the Supplemental Agreement by the Borrower and Holdco reflecting and consistent with the terms and conditions set forth in the Term Sheet and otherwise reasonably satisfactory to the Borrower and the Finance Parties and the satisfaction or waiver of the other conditions precedent contained therein;

(d)          the execution and delivery of the definitive documentation by all parties thereto applicable to the Group’s other financings reflecting and consistent with the terms and conditions set forth in the term sheets relating thereto;

(e)          the representation made by you above relating to paragraphs (a) to (c) of Clause 19.11 of the Facility Agreement being correct and not misleading in any material respect at all times after the date hereof and until the entry into the Supplemental Agreement;

(f)          no Event of Default or Amendment Termination Event (as defined below) continuing at any time from the date hereof to the date upon which the Supplemental Agreement is entered into; and

(g)         our satisfaction with the matters described in paragraphs (ii)-(v) (inclusive) of “Conditions Precedent” of the term sheet for your proposed new $400 million senior secured credit facility (in addition to the required satisfaction of the Administrative Agent and Lenders described therein)

Failure to satisfy the conditions set forth in the above paragraphs (a) to (g) on or prior to 11:59 p.m., New York City time, on September 30, 2016 shall enable the Agent (acting on the instructions of the Majority Lenders) to immediately terminate the commitment provided herein in respect of the Term Sheet and the Supplemental Agreement by notifying Genco in writing.  Termination of the commitment letters in respect of any of the Group’s other financings shall result in automatic termination of the commitment provided herein in respect of the Term Sheet and the Supplemental Agreement..

Please note that, for the avoidance of doubt, the entering by the Finance Parties into the Supplemental Agreement requires prior receipt of satisfactory legal opinions and legal documentation.

The Finance Parties' willingness to enter into the Supplemental Agreement shall not be effective until the date on which the Commitment Letter has been executed and delivered by each party thereto (the “Commitment Letter Effective Date”):

Subject to  the terms and conditions set forth herein from and after the Commitment Letter Effective Date, until the occurrence of the Amendment Termination Event (as defined below) except in  respect of a Change of Control Trigger Event (as defined below) (which waiver of such Change of Control Trigger Event shall continue indefinitely), the Lenders hereby agree as follows:

(a)          to waive Clause 21.1(b)(i) of the Facility Agreement and Clause 8.1(b)(i) of the Parent Guarantee; so long as the Cash and Cash Equivalents of Genco and its subsidiaries shall be at least $25,000,000;

(b)          to waive Clause 21.1(b)(ii) of the Facility Agreement and Clause 8.1(b)(ii) of the Parent Guarantee;

(c)          to amend  Clause 26.1 of the Facility Agreement to change all references to “140%” therein  to “120%”; and

(d)          waive a Change of Control Trigger Event constituting a Change of Control.

For purposes hereof, “Amendment Termination Event” shall mean the earliest to occur of the following:

(i)     11:59 p.m., New York City time, on September 30, 2016;

(ii)    the occurrence of any Event of Default under the Facility Agreement that is not otherwise waived or subject to a forbearance;

(iii)   any event of default (howsoever defined) occurs under any documentation evidencing the Group’s other financings (which has not otherwise been waived or which is not the subject of a forbearance preventing any creditor from taking any enforcement or acceleration action in relation to that event of default) or the termination of any waiver or forbearance with respect to any event of default (howsoever defined) granted thereunder;

(iv)   failure by you to comply with any provision of the Commitment Letter; or

(v)    any enforcement action in respect of collateral or acceleration of obligations is taken under any of the other credit facilities  evidencing the Group’s other financings.

Upon the occurrence of the Amendment Termination Event the amendment or waivers as applicable, provided herein shall automatically terminate (other than with respect to the waiver of the Change of Control Trigger Event) without the requirement of any demand, presentment, protest or motion of any kind, all of which are hereby waived  by Genco (on behalf of itself, Holdco and the Borrowers).

As used herein, “Change of Control Trigger Event” means the occurrence of a Change of Control that may be deemed to occur as a result of Apollo Global Management LLC, Centerbridge Partners L.P. and/or Strategic Value Partners, LLC and/or entities affiliated with any of them, communicating with Genco or among themselves or entering into agreements with Genco or among themselves with respect to the acquiring, holding, voting or disposing of shares of capital stock of Genco, in each case for the purposes of the Equity Raise (as defined in the Term Sheet), which in turn may cause them to be considered a “group” as such term is used in Section 12(d)(3) of the U.S. Securities Exchange Act of 1934 that would beneficially own shares  representing more than 30% of the outstanding voting or economic equity interests in Genco.

By countersigning this letter where indicated below, you agree that (i) any vessels which are not encumbered in favour of any of the Group’s finance providers as at the date of this letter (“Unencumbered Vessels”) shall not be provided as security in favour of any such finance providers (whether directly or indirectly) or any other person, (ii) all proceeds from the sale of any Unencumbered Vessel (“Sales Proceeds”) shall be deposited into an account of Genco with a bank which is not also a provider of finance to any member of the Group and which shall not be subject to any Security in favour of any person (including any finance provider) nor subject to any rights of set off (other than rights of set-off arising by operation of law) in favour of any finance provider or other creditor and from which no withdrawals shall be permitted without the consent of the Agent, other than to finance the Group’s working capital requirements and (iii) you shall not (and shall procure that each member of the Group shall not) directly or indirectly make any payment under or in connection with any of the Group’s existing credit facilities nor cure any collateral maintenance shortfalls or equivalent with respect to any such credit facilities with Sales Proceeds .

If the Commitment Letter Effective Date does not occur on or before 29 June 2016, this Commitment Letter shall terminate.

This Commitment Letter and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

We look forward to working with you on this transaction. Should you have any queries on our proposal, please feel free to contact us.

Yours sincerely,

For and on behalf of HayFin Services LLP	For and on behalf of HayFin Services LLP
in its capacity as Agent	in its capacity as Security Agent

/s/ Stephen Bourne	/s/ Stephen Bourne

Accepted and agreed to as of the date first above written:

For and on behalf of Genco Shipping & Trading Limited.

/s/ Apostolos Zafolias